Exhibit 5.1

[ARNOLD & PORTER LLP LETTERHEAD]

April 19, 2013

EntreMed, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 5,850,000 shares of EntreMed, Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) that may be issued or sold pursuant to the EntreMed, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) and 150,000 shares of Common Stock that are issuable by the Company upon exercise of stock options granted as new-hire inducements pursuant to Rule 5635(c)(4) of the NASDAQ Stock Market Marketplace Rules. The 2011 Plan and the documents governing the new-hire inducement grants are collectively referred to in this letter as the “Plans.”

In connection with rendering the opinions set forth in this letter, we have examined and relied upon such corporate records of the Company, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated By-laws, the resolutions of its Board of Directors and copies of the Registration Statement, as well as made such investigation of matters of fact and law and examined such other instruments, records and documents as we have deemed relevant or necessary for rendering the opinions hereinafter expressed. In such examination and reliance, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information contained in the records, documents, instruments and certificates we have examined.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

On the basis of the foregoing, and in reliance thereon, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above and that there are sufficient authorized but unissued or treasury shares of Common Stock available at the time of issuance or sale, we are of the opinion that the 6,000,000 shares of Common Stock covered by the Registration Statement and subject to the Plans have been duly authorized by the Company and that when issued or sold upon the exercise of options or stock appreciation rights in accordance with their terms and the applicable terms of the Plans or upon the award of restricted stock, performance shares or stock-based awards in accordance with their terms and the applicable terms of the Plans and for legal consideration of not less than $0.01 per share, will be validly issued, and upon receipt of full consideration therefor, will be fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP

Arnold & Porter LLP